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                                                                    EXHIBIT 12.1

                             ALTRA INDUSTRIAL MOTION
                       RATIO OF EARNINGS TO FIXED CHARGES
                                  ($ IN 000'S)

                                                                                          PREDECESSOR
                                                                       ------------------------------------------------
                                   PRO-FORMA                              FROM      11 MONTHS
                                   YEAR ENDED  YEAR ENDED  YEAR ENDED   INCEPTION     ENDED     YEAR ENDED  YEAR ENDED
                                    DEC. 31,    DEC. 31,    DEC. 31,   DEC. 1-31,    NOV. 30,    DEC. 31,    DEC. 31,
                                      2006        2006        2005         2004        2004        2003        2002
                                   ----------  ----------  ----------  ----------   ---------   ----------  ----------
Net Income (loss) ................  $ 7,458      $10,363     $ 4,444    $(5,762)     $ 6,895     $(9,306)   $(108,223)
ADJUSTMENTS TO NET LOSS:
   Cumulative effect of change
      in accounting principle -
      goodwill impairment ........       --           --          --         --           --          --       83,412
   Loss from discontinued
      operations .................       --           --          --         --           --          --          700
   Interest expense ..............   35,804       23,522      17,065      1,410        4,294       5,368        5,489
   Interest component of
      operating rental expense ...      528          528         344         56          440         488          472
   Income taxes ..................    4,149        6,352       3,917       (221)       5,532      (1,658)       2,455
                                    -------      -------     -------    -------      -------     -------    ---------
EARNINGS .........................  $47,939      $40,765     $25,770    $(4,517)     $17,161     $(5,108)     (15,695)
                                    =======      =======     =======    =======      =======     =======    =========
Fixed charges
   Interest expense ..............  $35,804      $23,522     $17,065    $ 1,410      $ 4,294     $ 5,368    $   5,489
   Interest component of
      operating rental expense ...      528          528         344         56          440         488          472
                                    -------      -------     -------    -------      -------     -------    ---------
TOTAL FIXED CHARGES ..............  $36,332      $24,050     $17,409    $ 1,466      $ 4,734     $ 5,856        5,961
                                    -------      -------     -------    -------      -------     -------    ---------
RATIO (1) (2) ....................     1.32         1.70        1.48         --         3.63          --           --
                                    -------      -------     -------    -------      -------     -------    ---------




                                    Pro-Forma
                                    Quarter     Quarter
                                     Ended       Ended
                                    March 31,   March 31,
                                      2007        2007
                                   ----------  ----------
Net Income (loss) ................   $ 1,765      $ 3,791
ADJUSTMENTS TO NET LOSS:
   Cumulative effect of change
      in accounting principle -
      goodwill impairment ........        --           --
   Loss from discontinued
      operations .................        --           --
   Interest expense ..............    12,066        9,148
   Interest component of
      operating rental expense ..         80           80
   Income taxes ..................     1,195        2,265
                                     -------      -------
EARNINGS .........................   $15,106      $15,284
                                     =======      =======
Fixed charges
   Interest expense ..............   $12,066      $ 9,148
   Interest component of
      operating rental expense ...        80           80
                                     -------      -------
TOTAL FIXED CHARGES ..............   $12,146      $ 9,228
                                     -------      -------
RATIO (1) (2) ....................      1.24         1.66
                                     -------      -------

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(1)  For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes, discontinued operations, cumulative effect of change in accounting principle charges and fixed charges. Fixed charges represent interest expense and a portion of rental expense which we believe is representative of the interest component of rental expense.

(2) Earnings were insufficient to cover fixed charges in the period December 1 to December 31, 2004, and each of the years ended December 31, 2003 and 2002 by $6.0 million, $11.0 million, and $21.7 million, respectively.